Exhibit 16.1

Sam Kan & Company 1151 Harbor Bay Pkwy., Suite 202 Alameda, CA 94502 Phone: 510.517.7874 Fax: 866.848.1224 http://www.skancpa.com

August 12, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:  International Industry Enterprises, Inc.

Ladies and Gentlemen:

I have read the statements made by International Industry Enterprises, Inc., which were provided to me and which I understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant.  I agree with the statements concerning our firm in such Current Report on Form 8-K.  I have no basis to agree or disagree with other statements made under Item 4.01.

I hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly,

/s/ Sam Kan
Sam Kan